SCM Microsystems, Inc.

Code of Conduct and Ethics

1.	Introduction

At SCM Microsystems, Inc. (“SCM”), the members of SCM’s Board of Directors and the Chief Executive Officer together with the Executive Management Team are responsible for defining standards of ethical business conduct and for ensuring compliance with such standards. Each SCM employee has the responsibility to read, understand and comply with this Code of Conduct and Ethics (“Code of Conduct”).

Accountability and Application

This Code of Conduct applies to all employees of SCM, including, without limitation, SCM’s Executive Management Team, and to all members of SCM’s Board of Directors (“Directors”). Directors and employees are accountable for their adherence to this Code of Conduct. In addition to this Code of Conduct, SCM also maintains specific employee guidelines, procedures, and insider trading policies.

All Directors and employees of SCM must conduct themselves with integrity, honesty, fairness, and in an ethical manner, and must seek to avoid even the appearance of improper behavior.

Conduct not in compliance with both the letter and spirit of these requirements may be grounds for disciplinary action, which in serious cases may include termination of employment and, if appropriate, referral to the relevant governmental compliance authorities.

While we have tried to make this Code of Conduct and the related Guide to Ethical Business Conduct as thorough as possible, we do not expect it to cover every possible situation that may require employees to think about ethical or legal conduct. If an employee encounters a situation that cannot be resolved by reference to these policies or where the application of the policies to the situation is unclear, the affected employee should consult with SCM management.

Compliance with Laws, Rules and Regulations

All Directors and employees are expected to conduct all business dealings and affairs in full compliance with applicable laws, rules, and regulations, both to the letter and spirit. Under certain circumstances local country laws may establish requirements that differ from this Code of Conduct and in such cases, such differing legal requirements will apply.

Although SCM operates around the globe, as a U.S. company, some U.S. laws and regulations apply for business dealings worldwide in addition to local regulations.

Specific areas of law that are relevant for SCM’s business and of which employees should be at least aware are:

•	Competition laws;

•	Public sector procurement regulations;

•	Export and import control laws and regulations;

•	U.S. antiboycott law; and

•	Environmental protection regulations.

Reporting Violations

In the event you have knowledge of a violation of this Code of Conduct or of any other unlawful or illegal situation, it is your responsibility to report this to SCM management in person or through the Confidential Employee Hotline. SCM will promptly review your report of unlawful or unethical conduct and take appropriate action. SCM will not tolerate threats or acts of retaliation against you for making the report.

Reporting Accounting Irregularities

It is the obligation of any employee of SCM to immediately report any suspected accounting irregularity or fraud to SCM management. It is SCM’s policy to investigate any suspected accounting irregularities or fraud, and that there will be no retaliation against any employee reporting suspected incidents. To ensure that employees can anonymously report suspected fraud or accounting irregularities without fear of retaliation, SCM has set up the Confidential Employee Hotline and is committed to communicate the reports made to the hotline frequently to our Executive Management Team and the Audit Committee. If there is any doubt about a specific accounting or financial situation, employees are encouraged to report it using the Confidential Employee Hotline.

2.	Work Environment

SCM strives to maintain a healthy, safe and productive work environment which is free from all discrimination or harassment based on race, color, religion, sex, sexual orientation, age, national origin, disability, or other factors unrelated to SCM’s legitimate business interests.

Equal Opportunities

SCM is committed to the principle of equal employment opportunity. It is SCM’s policy to provide equal employment opportunity and to make all employment related decisions without regard to race, sex, age, marital status, sexual orientation, religion, national origin, disability or other legally protected status. This policy applies to recruitment, hiring, promotion and all other personnel actions and conditions of employment such as compensation, benefits, training and disciplinary measures.

Harassment

It is the policy of SCM to foster a work environment free of all types of discrimination, intimidation and insult. SCM will not tolerate sexual advances, actions or comments; racial or religious slurs, jokes; or any other comments or conduct in the workplace that creates, encourages or permits an offensive, intimidating or inappropriate work environment.

Sexual harassment is defined as unwelcome and unsolicited sexual advances, requests for sexual favors or engaging in other verbal or physical conduct of a sexual nature when:

•	submission to such conduct is made explicitly a term or condition of an employee’s employment;

•	submission to or rejection of such advances or requests is used as a basis for employment decisions affecting the employee; or

•	such conduct creates an intimidating, hostile or offensive working environment.

Sexual harassment is contrary to SCM’s values, guidelines and policies.

Health and Safety

SCM is committed to maintaining a safe and secure work environment. All employees need to comply with safety, health and security procedures and any other applicable permits or regulations.

Violence in the Workplace

The company is committed to providing a safe working environment for all employees. SCM will not tolerate acts or threats of violence.

Examples of conduct prohibited by this policy include, but are not limited to:

•	deliberately inflicting physical harm to, or making unwelcome aggressive or intimidating contact with, an individual;

•	intentionally damaging or destroying property of an individual or of SCM;

•	sending or conveying any anonymous, harassing, or obscene communications; and

•	being in possession of any kind of firearm, offensive weapon, or explosive device or substance.

SCM may refuse entry to any part of its premises, require immediate departure, or notify appropriate personnel of anyone whom SCM, at its sole discretion, believes has violated or may violate this policy.

Smoking, Alcohol & Drugs

Smoking is not permitted within SCM office space.

Drinking alcoholic beverages during working hours within SCM office space is generally not permitted. Exemptions are subject to prior written approval from local management and only for company-sponsored events.

The use, distribution, sale or possession of illegal drugs or other controlled substances for non-medical purposes is strictly forbidden on SCM premises or in the SCM work environment.

3.	Information Disclosure, Retention and Protection

Employee Data

HR maintains each employee’s personnel record, which is the property of SCM and includes all records pertinent to an individual’s employment with SCM. SCM considers employees’ personnel records to be confidential, and employees who have access to such information through their work responsibilities must treat such information accordingly. No employee is allowed to see another employee’s record unless it is required for legitimate business purposes of SCM.

Employee Privacy

Personal items, messages or information that you consider private should not be placed or kept anywhere in the SCM workplace, such as in telephone systems, office systems, electronic files, desks, cupboards, filing cabinets, office cabins or offices. SCM management has the right to access those areas and any other SCM furnished facilities under certain circumstances. Additionally, in order to protect its employees and assets, SCM may ask to search an employee’s personal property, including briefcases and bags, located on or being removed from SCM locations and the employee is expected to cooperate with such a request.

Employees should not access another employee’s work space, including electronic files, without prior approval from the affected employee or from management.

Electronic Communications

Electronic communication resources refer to all communication equipment, systems, and services provided to SCM employees in the course of their employment including, for example, telephone, electronic mail, voice mail, fax, local and wide area networks, paging, and Internet access.

SCM’s electronic communication resources are provided for SCM employees to use in accomplishing their work. Employees are expected to use these resources in a professional and appropriate manner, in accordance with SCM policies.

Handling Company Assets and Information

SCM has many assets of great value to SCM’s competitiveness and success as a business that must be protected. They include physical assets and proprietary information, such as SCM’s intellectual property and confidential information. Misuse, loss or theft of assets puts the future of the company at risk.

All employees are responsible for protecting SCM property that is entrusted to them and for helping protect company assets in general. All situations that could lead to the misuse, damage, loss or theft of SCM assets must be reported to SCM management promptly.

Public Disclosures

SCM periodically discloses information in accordance with the requirements and guidelines set forth for public companies by the Securities and Exchange Commission, the NASDAQ Stock Market and the Frankfurt Stock Exchange.

SCM is committed to full, fair, accurate, timely, and understandable public disclosures that are not misleading. SCM’s Directors, Chief Executive Officer and Chief Financial Officer are responsible for ensuring that SCM’s public disclosures meet these requirements and guidelines, and that adequate financial and disclosure controls exist for this purpose.

In order to ensure that management is able to fulfill these requirements and guidelines, SCM’s Directors and employees must promote the accurate and reliable preparation and maintenance of SCM’s financial and other records and must ensure that any information or data they report to management is accurate and honest.

SCM’s Directors and employees must ensure that no confidential or other non-public information is disclosed accidentally or selectively. Directors and employees should never disclose any confidential and non-public information to external third parties such as press, investors, consultants or analysts unless expressly authorized to do so. Any such need for disclosure authorization or any requests for non-public information should always be directed to the Chief Financial Officer.

Intellectual Property

All SCM employees are required to sign an agreement under which they assume specific obligations relating to intellectual property as well as the treatment of confidential information. Among other things in the agreement, rights to intellectual property developed during employment in certain capacities with SCM, are assigned to and owned by SCM.

Recording and Reporting Information

SCM employees must record and report all information accurately and honestly.

Every employee records information of some kind and submits it to the company. For example: a production employee completes quality reports; an engineer makes a product test report; a project manager records time spent on development of a specific product; a marketing representative reports orders; an accountant records revenues and costs and all employees report expenses when they travel on company business. Each employee must accurately and honestly complete reports. Dishonest reporting to SCM management, to auditors, during an investigation or to organizations and people outside the company is strictly prohibited. This includes presenting or organizing information in a way that is intended to mislead or misinform.

All employees must retain, protect and dispose of records according to SCM’s retention policy. Never alter or destroy records in response to an investigation or audit, or when an investigation or audit is anticipated.

Dishonest reporting can lead to civil or even criminal liability for you or SCM. Laws in various jurisdictions, such as tax laws or the U.S. Foreign Corrupt Practices Act (the “FCPA”), require SCM to maintain books, records and accounts with reasonable detail and accuracy such that they fairly reflect SCM’s transactions. SCM employees must follow all internal processes and controls, applicable standards and practices, as well as rules and regulations for accounting and financial reporting. False, misleading or other inaccurate entries are not to be made in the books and records of SCM for any reason, including concealing the purpose or nature of payments.

Transaction documentation should fully and accurately describe the nature of the transaction. The company prohibits the use of “side letters,” which are written or oral agreements with customers and business partners that would modify or supersede the terms of current or previous purchase orders or contracts. The existence of any side letters needs to be reported to the Chief Financial Officer.

4.	Representing SCM

SCM has a wide range of business relationships with other companies and organizations, including authorized business partners, alliance companies and original equipment manufacturers. No matter what type of organization you are dealing with or what its relationship is to SCM, you should always observe the following standards:

Avoiding Misrepresentation

Never make misrepresentations or dishonest statements to any person or organization. If you believe that the other person may have misunderstood you or that your communication was not clear enough, promptly correct any misunderstanding. Clear, straightforward and honest communication is an integral part of ethical conduct in business.

Understanding Relationships

Frequently, other organizations have multiple relationships with SCM. A distributor may be both an end user and a competitor. Another organization may be an SCM supplier and customer at the same time. SCM also has relationships with many other types of organizations such as leasing companies, software houses, original equipment manufacturers, third-party programmers and others who compete with, buy from, or sell to, SCM. In any dealings, it is important that you understand each one of the relationships involved, and act accordingly.

Receiving & Using Information from Outside Parties

Employees may seek and acquire information about other companies, including competitors provided such information is received using legal sources and methods and is used for an ethical and legitimate business purpose. For example, SCM collects information from authorized and public sources on competitors’ products in order to evaluate the relative merits of our own offerings.

No employee should use any improper means to acquire a competitor’s trade secrets or other confidential information. Trespass, burglary, wiretapping, bribery and stealing are illegal. Other attempts to acquire a competitor’s confidential information through methods such as soliciting confidential data from competitors’ employees or hiring competitors’ employees are unethical. SCM will not tolerate any form of questionable information gathering.

All properly acquired information about other companies should be treated with sensitivity and discretion.

Furthermore, individuals, such as consumers, employees of customers, business partners and suppliers, are also concerned with privacy. All SCM employees should take the appropriate steps necessary to protect the privacy of all personal information.

Acquiring Proprietary or Confidential Information

When an outside party discloses proprietary information to use for a specific purpose this information should be treated with particular care and only within the scope of the intended purpose. Employees must not use any confidential information belonging to any former employers.

If the information is confidential or restricted, it must not be received in written, verbal or visual form until the terms of its use have been agreed in a signed agreement approved by SCM’s legal counsel. Any receipt of outside confidential information must also have prior approval from SCM Senior Management. Once the information has been received, it should be used only in strict adherence to the terms of the relevant legal agreement.

Acquiring Software

Software is protected by copyright as intellectual and commercial property, and may also be protected by patent or trade secret laws. Software includes computer programs in test or finished form, databases and related documentation. The software may be on CD-ROMs or other storage devices or it may be stored on electronic online bulletin boards or databases.

No software or software license agreement should be accepted from a third party via any channel without appropriate review and approval. It is the employee’s responsibility to ensure all third-party software is appropriately licensed and used only in accordance with the terms of the license or other agreement.

Bribery, Gifts & Entertainment

Nearly all countries have adopted laws prohibiting the bribery of government officials, including Germany (i.e. the Internationale Bestechungsgesetz, “IntBestG,” BGBI, I S.2329) and the U.S. (i.e. the FCPA). Bribes are not limited to cash payments or commissions. For example, providing gifts, travel or entertainment may be unlawful depending on the circumstances. Violations of anti-bribery laws can lead to costly enforcement actions and criminal penalties against the company and the individuals involved and damage to the reputation of the company and its employees. Persons found guilty of bribery face possible imprisonment as well as fines. SCM categorically forbids the giving or taking of bribes. It is the responsibility of each person to consult with the Executive Management Team if he or she has any question about whether his or her action could potentially violate anti-bribery laws.

It is acceptable, however, for employees to give and receive gifts of the appropriate level and in the appropriate business culture and legal framework. Distinguishing between gifts and bribery is a sensitive and subjective topic. The following are SCM’s general guidelines, the application of which may vary slightly between locations according to local custom and law. Again, an employee should consult with the Executive Management Team if he or she has any question about whether his or her action could potentially violate anti-bribery laws.

Business Hospitality

You may give or accept customary business hospitality, such as meals, entertainment, training or briefing and travel to or from customers provided that the expenses involved are approved by SCM management, kept at a reasonable level and are not prohibited by law or known customer business practice.

Receiving Gifts

Neither you nor any member of your family may solicit or accept from a supplier or customer money or a gift that could influence or could reasonably give the appearance of influencing SCM’s business relationship with that supplier or customer.

You may accept promotional premiums and discounts offered by, for example, transportation companies, hotels, retail outlets and restaurants if they are based upon membership in bonus programs for individuals and are offered to the public generally. You may also accept gifts of nominal value which are normally offered to others having a similar relationship with the customer or supplier.

Normal business entertainment such as meals, sporting or media events is appropriate if of a reasonable nature and value and in the course of a meeting or another occasion, the purpose of which is to hold a bona fide business discussion or to foster a better business relationship.

Giving Gifts

You may not give money or any gift to an executive, official or employee of any supplier, customer or any other organization if doing so would influence or could reasonably give the appearance of influencing the organization’s business relationship with SCM. You may, however, with management approval provide a gift of nominal value if it is not prohibited by law or the customer’s known business practices and provided it is offered to others having a similar relationship with SCM.

Fees & Commissions

SCM employees may not accept any fee, commission or other compensation for referrals or similar commercial activities from anyone except SCM.

Government Employees

The above guidelines do not apply when it comes to dealing with government organizations in any country where SCM does business. No SCM person may give, offer, promise or authorize the giving of anything of value to a government official, directly or through an intermediary, such as an agent or business consultant, in order to influence official action or obtain an improper advantage.

Any proposed gift or gratuities of any kind, such as: travel meals, entertainment, contributions to charity (even legitimate ones) specified by, or that would personally benefit, a government official must therefore have prior review by the SCM Executive Management Team, even if such gratuity is common in that country.

Furthermore, certain legal or ethical restrictions may exist with respect to the hiring by SCM of current or former government employees or their family members. You should consult with SCM Executive Management Team before any attempts are initiated to hire such people.

Customers

SCM is committed to quality. The Executive Management Team has defined, documented, and established the company’s commitment to quality by endorsing a Corporate Quality Policy. SCM will provide products and solutions, which meet or exceed customer requirements, by doing it right the first time and through following a process of continuous improvement. SCM employees are required to represent our products and services fairly, accurately and truthfully.

Suppliers

Whenever you make a purchase on behalf of SCM, you need to decide among competing suppliers. At SCM we make an objective data-based decision to determine which supplier to use regardless of the scale or cost of the purchase.

You must not try or even appear to try to obtain any special treatment for a particular supplier.

Prices and other information submitted by suppliers and SCM’s evaluation of that information are confidential to SCM.

Employees and former employees may not use any of this information outside of SCM without written permission from management. It is essential that suppliers competing for SCM’s business have confidence in the integrity of our selection process.

Seeking reciprocity is contrary to SCM policy and may also be unlawful in some countries. You should never lead a prospective supplier to believe that SCM’s decision to buy its goods or services is conditional on the supplier’s agreement to buy SCM products. SCM’s decision to buy goods and services from a supplier must be made independently from that supplier’s decision to buy SCM products and services.

Competitors

In a sales, marketing or service activity, SCM expects you to compete not just vigorously and effectively but lawfully and ethically as well.

In all contacts with competitors you must not discuss pricing policy, contract terms, costs, marketing/product plans, inventory, production plans or any other proprietary or confidential information. If a competitor raises these or related subjects with you – you should not engage in any discussion. Do not enter into agreements with competitors to set prices, limit production or divide up customers, suppliers or markets. SCM’s Executive Management Team, should be informed about any incident involving a sensitive or proprietary subject with a competitor or of any discussion with a competitor regarding anti-competitive behavior.

It is SCM’s policy to sell products and services on their merits. It is against policy to make any false or misleading statements or suggestions about competitors, their products or their services. You should ensure that any comparison to competitors and their products are accurate and substantiated.

Environment

SCM and its employees are fully committed to comply with applicable federal, state and local environmental laws and other environmental requirements to which the company subscribes. SCM recognizes that sound environmental management is a key contributor to customer and shareholder value through a policy of continuous improvement and through the implementation of Environmental Management Programs.

5.	Conflicts of Interest

All employees have a private life and personal interests that are outside the scope of employment with SCM. A conflict of interest may arise if you engage in any activities or advance any personal interests at the expense of SCM’s interests. It is up to you to avoid situations in which your personal interests and SCM’s are in conflict. Every individual faces a different situation and should make his or her own assessment of the potential for a conflict of interest to arise. A conflict of interest or potential conflict of interest may be resolved or avoided if it is appropriately disclosed and approved by SCM. In some instances, disclosure may not be sufficient and SCM may require that the conduct in question be stopped or that actions taken be reversed where possible. Examples of potential conflicts of interest include, but are not limited to those described below.

Competing Against SCM

Many employees are engaged independently in activities that may relate closely to SCM’s business. An example would be selling products or services via an internet auction house. Generally, such activities do not damage SCM’s interests and therefore do not represent a conflict of interest. You should be sure, however, that you do not commercially market any products or services in competition with SCM’s current or potential future offerings. Such activities damage SCM’s interests and therefore are unethical if you receive any direct or indirect payment. Thus, such activities constitute a conflict of interest, and you may not participate in them.

Assisting SCM Competition

A conflict of interest exists if you provide assistance in any form to an organization that markets products and services in competition with SCM’s current or potential products or service offerings. You may not, without SCM’s Executive Management Team’s consent, work for such an organization in any capacity, such as an employee, a consultant or as a member of its board of directors.

Supplying SCM

You may not be a supplier to SCM, represent a supplier to SCM, work for a supplier to SCM or be a member of its board of directors while you are an employee of SCM unless the relationship is approved in advance by SCM’s Executive Management Team. Further, you may not accept money or benefits of any kind for any advice or services you may provide to a supplier in addition to its business with SCM.

Using SCM Facilities & Time

You may not perform non-SCM work or solicit such business on SCM premises or while working on SCM time. Also, you are not permitted to use SCM property or facilities, including offices, equipment, telephones, materials, resources or proprietary information for any outside work.

Personal Financial Interests

You should not have a financial interest in any organization that SCM does business with or competes with if that interest would give you or would appear to give you a conflict of interest with SCM. Such organizations include suppliers, competitors, customers, distributors and alliance companies. Financial interests in competitors usually will present a conflict of interest.

You should not attempt to evade these guidelines on investments by acting indirectly through anyone else.

Exceptions and Questions

Any exceptions to these guidelines must be specifically approved by the Executive Management Team with the advice of SCM legal counsel. Also, if you have any doubt about what you can or cannot do in a specific situation or if you have a question about the applicability of these guidelines to your circumstances, you should consult with SCM’s Executive Management Team.

Insider Trading & Inside Information

Insider trading occurs when you use information about SCM or other companies that has not been made publicly available and that you have received in the course of your employment with SCM for your financial or other benefit. This would usually mean selling or buying SCM or other stock based on such information.

SCM forbids insider trading. It is unethical and in most cases illegal. For example, U.S. law specifically makes it unlawful for any person who has material, non-public information about a company to trade the stock or other securities of the company or to disclose such information to others who may trade. Violation of such laws may result in civil and criminal penalties, including fines and jail sentences. These prohibitions also apply outside the U.S.

Public Service

Your involvement in professional, civic or charitable organizations is encouraged, but also has the potential to place you in conflict of interest with SCM.

For example, as a board or committee member or chairperson you may be involved in decisions to purchase SCM products or advise on regulatory controls affecting SCM business. In such cases, you should declare the potential for a conflict of interest and take advice from SCM’s Executive Management Team on how best to act.

Politics & Public Speaking

All employees are entitled to engage in political activities outside of SCM individually or on behalf of political parties or organizations.

SCM will not make contributions or payments or otherwise give any endorsement of support which would be considered a contribution directly or indirectly to political parties or candidates, including through intermediary organizations, such as political action committees or campaign funds. For example, SCM will not purchase tickets or pay fees for you or anyone else to attend any event where any portion of the funds will be used for election campaigns. In many countries, political contributions by corporations are illegal. SCM will not make such contributions, even in countries where they are legal. Also, the company will not provide any other form of support that may be considered a contribution.

You must not make any political contribution of time or in kind as a representative of SCM. You may not request reimbursement from SCM, nor will SCM reimburse you, for any personal contributions you make. You will not be paid by SCM for any time spent running for public office, serving as an elected official or campaigning for a political candidate, unless required by law. You can, however, take reasonable time off without pay for such activities if your SCM duties permit the time off and it is approved by your manager.

When you speak out on public issues in any forum it should be clear you do so as an individual and that it does not appear that you are representing SCM.

Friends & Relations

You may find yourself in a situation where your spouse, another member of your immediate family or someone else you are close to is a competitor or supplier of SCM or is employed by a competitor or supplier of SCM. While everyone is entitled to choose and pursue a career, such situations call for extra sensitivity to security, confidentiality and conflicts of interest. The closeness of the relationship might lead you to inadvertently compromise SCM’s interests.

There are several factors to consider in assessing such a situation. Among them are the relationship between SCM and the other company, the nature of your responsibilities as an SCM employee and those of the person close to you and the access each of you has to your respective employer’s confidential information.

6.	Waivers

Any waiver of this Code of Conduct may be made only by the Board of Directors, and any waivers applicable to Directors or Corporate Officers will be promptly publicly disclosed in accordance with applicable rules and regulations.